UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 4, 2010

AXION INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, NJ 07974 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 908-542-0888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 11, 2010, Steven Silverman will assume the position of President and Chief Operating Officer of Axion International Holdings, Inc. (the “Company”).  Simultaneous with Mr. Silverman assuming his positions with the Company, Miles Slater will resign as the Company’s interim President.  Mr. Slater will continue to serve as a member of the Company’s Board of Directors.

Mr. Silverman, age 46, served as Executive Vice President of Archbrook Laguna, LLC (“Archbrook”) from 2006 until he joined the Company and as Vice President of Operations and Business Development of Archbrook from 2000 until 2005.   From 1997 until 2000, he was Archbrook’s Vice President of Sales.  Archbrook is a total solution provider supplying consumer electronics and computer products to retailers through state-of-the-art logistical services.  As Executive Vice President, Mr. Silverman was responsible for developing and implementing strategic corporate policy as well as the day-to-day operational management of Archbrook.  As Vice President of Operations and Business Development, Mr. Silverman assumed a diverse range of strategic and operational functions, with a focus on business development. Mr. Silverman received a B.S. in Business Administration from Widener University in 1986.

There are no family relationships between Mr. Silverman and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Pursuant to the terms of his employment with the Company, Mr. Silverman will receive a base salary of $175,000.00 per annum (“Base Salary”), which will be increased to the following amounts upon reaching the following revenue milestones:  (i) $250,000 upon the Company achieving $10 million in sales during any fiscal year (“1st Milestone”); (ii) $300,000 upon the Company achieving $15 million in sales during any fiscal year (“2nd Milestone”); and (iii) $375,000 upon the Company achieving $25 million in sales during any fiscal year (“3rd Milestone”).

In addition, the Company has agreed to grant options (the “Options”) to purchase up to 1,000,000 shares of the Company’s Common Stock.  The Options will be issued pursuant to and will remain subject to the Company’s proposed 2010 Stock Plan and will be exercisable for a period of up to seven (7) years from the start date of Mr. Silverman’s employment (“Start Date”).  In the event that the 2010 Stock Plan is not adopted, the Options will be on terms substantially similar to those set forth in the proposed 2010 Stock Plan.  The vesting and the exercise price per share of the Options are as follows: (i) 150,000 options vesting immediately on the Start Date with an exercise price equivalent to the Fair Market Value of a Share of Common Stock (as defined in the Company’s proposed 2010 Stock Plan); (ii) 100,000 option vesting on the first anniversary date of Start Date with an exercise price of $1.25; (iii) 250,000 options upon achieving the 1st Milestone with an exercise price of $1.50; (iv) 250,000 options upon achieving the 2nd Milestone with an exercise price of $1.75; and (v) 250,000 options upon achieving the 3rd Milestone with an exercise price of $2.50.

In the event, following a Change of Control (as defined), Mr. Silverman’s employment with the Company is terminated by the Company for any reason other than (a) for Cause (as defined), (b) due to his death or (c) due to a Permanent Disability (as defined), he will be entitled to (x) receive severance in the amount of $300,000, payable in a lump sum payment, plus, (y) if such termination occurs prior to the first anniversary date of Start Date, immediate vesting of the 100,000 Options which would have otherwise vested on such first anniversary date.  In the event that his employment with the Company is terminated as a result of his death, his estate will be entitled to receive an amount equal to 50% of  Mr. Silverman’s then current Base Salary.

A copy of the press release, dated October 4, 2010 related to the appointment of Mr. Silverman is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits:

99.1	Press Release dated October 4, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 4, 2010

AXION INTERNATIONAL HOLDINGS, INC.

/s/ Gary Anthony
Name:	Gary Anthony
Title:	Chief Financial Officer